Exhibit 5.7

February 28, 2017

LifePoint Health, Inc.

330 Seven Springs Way

Brentwood, Tennessee 37027

Re:                              Issuance by LifePoint Health, Inc., a Delaware corporation (“Company”), of up to $500,000,000 aggregate principal amount of 5.375% Senior Notes due 2024 (the “Exchange Notes”) pursuant to the Indenture dated as of May 26, 2016 (the “Indenture”) by and between the Company, each of the guarantors named therein, and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee.

Ladies and Gentlemen:

We have acted as special Michigan counsel to Acquisition Bell Hospital, LLC, a Michigan limited liability company (“Acquisition”), and Bell Physician Practices, Inc., a Michigan nonprofit corporation (“Bell” and collectively with Acquisition, the “Michigan Guarantors”) and are providing this opinion in connection with the registration statement on Form S-4 (the “Registration Statement”) filed by the Company, and each of the subsidiaries listed in the Registration Statement as an “Additional Registrant Guarantor” (including the Michigan Guarantors) (collectively, the “Guarantors”), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and relating to the issuance by Company of the Exchange Notes and the issuance by Guarantors (including the Michigan Guarantors) of guarantees of the Exchange Notes pursuant to the Indenture.  The Company is offering to exchange the Exchange Notes for any and all of the outstanding 5.375% Senior Notes due 2024 that were sold on May 6, 2016, in the aggregate principal amount of $500,000,000.

In connection with this opinion, we have examined the original or a copy certified or otherwise identified to our satisfaction as a true copy of each of the following documents:

(a)                                 the Articles of Organization of Acquisition dated April 12, 2013 (the “Acquisition Articles”);

(b)                                 the Limited Liability Company Agreement of Acquisition dated effective as of May 23, 2013 (the “Acquisition LLC Agreement”);

(c)                                  the Action by Unanimous Written Consent in Lieu of Meeting of the Members of Acquisition dated May 10, 2016 (the “Acquisition Resolutions”);

(d)                                 the Articles of Incorporation of Bell dated April 12, 2013 (the “Bell Articles”);

(e)                                  the Bylaws of Bell adopted on April 24, 2013 (the “Bell Bylaws”);

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(f)                                   the Action by Unanimous Written Consent in Lieu of Meeting of the Board of Bell dated May 10, 2016 (the “Bell Resolutions”);

(g)                                  a Certificate of Good Standing of Acquisition certified on February 22, 2017 by the Corporations, Securities & Commercial Licensing Bureau of the Michigan Department of Licensing and Regulatory Affairs;

(h)                                 a Certificate of Good Standing of Bell certified on February 22, 2017 by the Corporations, Securities & Commercial Licensing Bureau of the Michigan Department of Licensing and Regulatory Affairs;

(i)                                     a Secretary’s Certificate for the Michigan Guarantors dated February 28, 2017, certifying, among other things, the Acquisition Articles, the Acquisition LLC Agreement, the Acquisition Resolutions, the Bell Articles, the Bell Bylaws and the Bell Resolutions;

(j)                                    the Indenture;

(k)                                 the Registration Statement; and

(l)                                     such other entity records, agreements, instruments, certificates and documents as we have deemed relevant and necessary as a basis for rendering this opinion.

The documents described in paragraphs (a) through (l) above are hereinafter referred to as the “Documents”.

For purposes of rendering this opinion, we have assumed with your permission and without independent verification or inquiry:

(i)                                     the genuineness of all signatures on all documents we have reviewed;

(ii)                                  the authenticity of the documents submitted to us as originals and the conformity to authentic originals of any documents submitted to us as certified, conformed or photostatic copies;

(iii)                               the legal capacity of natural persons executing  the Documents;

(iv)                              the truthfulness, accuracy and completeness of the information, representations and warranties contained or made in any of the Documents;

(v)                                 that each of the parties to the Documents, other than the Michigan Guarantors, is duly organized, validly existing and in good standing (or its equivalent, if applicable) under the laws of the jurisdiction of its organization;

(vi)                              that each of the parties to the Documents, other than the Michigan Guarantors, has the power and authority (corporate or otherwise) to execute and deliver each Document to which it is a party and to perform its obligations thereunder;

(vii)                           that each of the parties to the Documents, other than the Michigan Guarantors, has duly authorized, executed and delivered each Document to which it is a party; and

(viii)                        that each Document is the legal, valid and binding obligation of each party thereto, enforceable against such party in accordance with its terms.

Based upon our examination, and subject to the assumptions, qualifications and other matters set forth herein, we are of the opinion that:

1.                                      Each of the Michigan Guarantors is validly existing under the laws of State of Michigan.

2.                                      Each of the Michigan Guarantors has the requisite power and authority to execute and deliver and to perform its obligations under the Indenture and to guarantee the guaranteed obligations under the Indenture.

3.                                      Each of the Michigan Guarantors has taken all necessary action to duly authorize the execution, delivery and performance of the Indenture and to guarantee the guaranteed obligations under the Indenture.

Our opinions in paragraphs 2 and 3 above are limited to our review of the Michigan Nonprofit Corporation Act and the Michigan Limited Liability Company Act as in effect on the date hereof.  We express no opinion as to the laws of any other jurisdiction. Further, we express no opinion as to    (a) the validity of the Indenture or its enforceability in accordance with its terms, or (b) the application of federal or state securities laws to the transactions contemplated in the Indenture and the Registration Statement.

This opinion is given as of the date hereof and we undertake no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in law which may hereafter occur.

We hereby consent to reliance on this opinion letter by the law firm White & Case LLP in connection with the legal opinion provided by such law firm as an exhibit to the Registration Statement.  Additionally, we hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as provided in this paragraph, this opinion may not be used, quoted, circulated or otherwise referred to for any purpose whatsoever without our prior written consent.

PLUNKETT COONEY, P.C.

/s/ Scott K. Lites
By:	Scott Lites
Its:	Vice President

SKL